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                                                                   PRESS RELEASE


Contacts:
John R. Shaw                                                    Andrew McCaskill
Vice President, Marketing                                Media Contact for Mitek
858.513.4600                                                        678.781.7210
jshaw@miteksystems.com                                   andrew@williammills.com



              Mitek Completes $1.5 Million Investment from Harland


POWAY, Calif., May 10, 2005 - Mitek Systems, Inc. (OTCBB: MITK; www.miteksystems.com) today announced that the Company and John H. Harland Company (NYSE: JH; www.harland.net) closed the second and final round of a sale of Mitek's common stock and warrants pursuant to the previously-disclosed Securities Purchase Agreement entered into between Mitek and Harland on February 22, 2005. In this second round, Harland acquired 1,071,428 shares of Mitek's common stock and 160,714 Mitek warrants for a purchase price of $750,000.

         Mitek completed the transaction based on the results of a special stockholders meeting held on May 5, 2005. A majority of shareholders approved to amend the Company's Certificate of Incorporation to increase the authorized number of shares of its common stock from 20 million to 40 million shares.

         "With the completion of this investment and the previously-disclosed sale of CheckQuest, we added $2.5 million in new cash to our balance sheet in the last 80 days," Mitek's President and CEO, James B. DeBello said. "These were major steps in our plans to continue the growth of our next generation of sophisticated identity verification and document recognition software."

         Harland previously announced that it is partnering with Mitek to introduce self-authenticating checks for preventing the most difficult-to-catch check fraud - the forgery of the maker's signature. Harland will validate the authenticity of the maker's signature and the physical check document using Mitek's sophisticated image processing, data encoding and encryption, and identity verification software. Financial institutions, merchants and consumers lose billions of dollars every year as a result of lost, stolen or counterfeit checks cashed or presented by forgers.

About Mitek Systems

Mitek Systems (OTCBB: MITK; www.miteksystems.com) is a leading provider of advanced recognition software used by financial institutions for identity verification and document processing, used in the processing of over 8 billion transactions per year.
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Mitek Completes $1.5 Million Investment from Harland
May 10, 2005


Forward-Looking Statement Disclosure

The matters discussed in this news release are forward-looking statements that involve risks and uncertainty. Forward-looking statements include, but are not limited to, statements relating to the future prospects of Mitek's development and marketing activities with Harland and the future growth prospects of Mitek. Actual results could differ from such forward-looking statements. There can be no assurance that Mitek will on or achieve results set forth herein. Mitek and Mitek Systems are registered trademarks of Mitek Systems, Inc. All other product or company names may be trademarks or registered trademarks of their respective holders.